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CONTACT:
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854

           MEDICIS REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

SCOTTSDALE, Arizona--October 19, 2004--Medicis (NYSE:MRX) today announced first quarter fiscal 2005 net revenue growth of approximately 40% to $88.8 million with "if-converted" net income of $21.2 million, or $0.32 per diluted share, absent a $19.4 million tax-effected special charge associated with the SubQ(TM) transaction. Including this special charge, the Company reported Generally Accepted Accounting Principles ("GAAP") net income of $1.0 million, or $0.02 per diluted share. In the first quarter of fiscal 2004, Medicis reported net revenues of $63.3 million with net income of $10.3 million, or $0.18 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt. Including the loss on early extinguishment of debt, the Company reported a first quarter fiscal 2004 GAAP net loss of $27.2 million, or $0.50 per diluted share.

"We are pleased to announce a solid first quarter in line with our expectations as we begin our fiscal 2005 year," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "We continue to concentrate on advancing our research and development pipeline illustrated by our investment in SubQ(TM) and the significant increase in research and development as a percentage of revenue. Future commitments will focus on proprietary technologies that we expect will continue to add shareholder value and enhance our mission in helping patients attain a healthy and youthful appearance and self-image."

First quarter fiscal 2005 revenues increased primarily due to sales of RESTYLANE(R) and growth of DYNACIN(R). The Company's core brands include:
RESTYLANE(R), DYNACIN(R), LOPROX(R), OMNICEF(R), PLEXION(R) and TRIAZ(R). The Company recorded contract revenue of approximately $16 million for the first quarter fiscal 2005. Contract revenue includes license revenues associated with the outlicensing of the ORAPRED(R) and LUSTRA(R) brands. Core brand revenues for first quarter fiscal 2005 represented approximately 75% of total revenue, or $67.0 million, an increase of approximately 26%, compared to core brand revenues of $53.0 million for first quarter fiscal 2004. The Company's gross profit margins were 84.4%.

Selling, general and administrative expenses for the first quarter of fiscal 2005 decreased as a percentage of revenues approximately 11 percentage points to $32.2 million, or approximately 36% of revenues, from $30.0 million, or approximately 47% of revenues, in first quarter fiscal 2004. The $2.2 million increase in selling, general and administrative expenses primarily was due to incremental expenses associated with the RESTYLANE(R) product. The decrease in percentage of revenues primarily was due to first quarter fiscal 2005 revenues outpacing the increase in selling, general and administrative spending. Research and development expenses for the first quarter of fiscal 2005 increased 63% to $5.8 million, or approximately 6%

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of revenues,  absent special charges, compared to $3.5 million, or approximately
6% of revenues, in first quarter fiscal 2004.

In May 2003, the Company's Board of Directors approved a new stock repurchase program that authorized the repurchase of up to $75 million of our common stock. This program provided for the repurchase of Class A common stock at such time as management determined. As of June 30, 2004, Medicis had not repurchased any shares of our common stock under this program. In August 2004, the Company's Board of Directors approved a new program that replaces the May 2003 program and authorizes the repurchase of up to $150 million of our common stock. As of September 30, 2004, approximately $66 million of common shares have been repurchased under this program (1,743,800 common shares at an average market price of $37.76).

Based upon information available currently to the Company and as result of the first quarter fiscal 2005 results, the Company's financial guidance is as follows:

                                Fiscal Year 2005
                              ending June 30, 2005
                     (in millions, except per share amounts)

                               First Quarter    Second Quarter      Third Quarter     Fourth Quarter      Fiscal Year
                                 (9/30/04)        (12/31/04)          (3/31/05)         (6/30/05)            2005
                                  Actual          Estimated           Estimated         Estimated          Estimated
                               -------------    --------------      -------------     --------------      -----------
Current revenue
  objectives                       $89              $91                 $95                $100               $375

Previous EPS guidance*             $0.29            $0.35               $0.36              $0.42              $1.42

Current EPS objectives*            $0.32            $0.37               $0.38              $0.44              $1.51

Current EPS objectives,
  including EITF Issue
  04-8 impact of contingent
  convertible securities*          $0.30            $0.35               $0.36              $0.41              $1.42

*Excluding tax-effected special charges relating to research and development collaborations and including the application of the "if-converted" method in accordance with GAAP

First quarter fiscal 2005 diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP due to the outstanding 2.5% Convertible Senior Notes meeting the criteria for conversion, regardless of whether the bondholders actually convert their bonds into shares. For first quarter fiscal 2005, the dilutive shares relative to the convertible notes do not impact GAAP earnings per share, as they are anti-dilutive. First quarter fiscal 2004 diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

At its June 30-July 1, 2004 meeting, the Emerging Issues Task Force ("EITF") began discussing Issue 04-8, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share," and the accounting for contingently convertible debt instruments, commonly referred to as "CoCos." At its subsequent September 29-30, 2004 meeting, the EITF reached a conclusion that CoCos should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met, effective for periods ending after December 15, 2004.

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the

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Company's  most recent  annual  report on Form 10-K,  its Form S-3  registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company's research and development projects and the
risks  associated  with  the  FDA  approval   process,   risks  associated  with
significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future
competitive   product   approvals   that  may  affect  the   Company's   brands.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), OMNICEF(R) (cefdinir), PLEXION(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, including DYNACIN(R) Tablets and/or LOPROX(R), or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transactions, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions, the risks of pending or future litigation, and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2004. There can

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be no  assurance  as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.


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                                     Medicis
                      (in thousands, except per share data)
                        SUMMARY STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                             Three Months Ended
                                                                               September 30,
                                                                ---------------------------------------------
                                                                        2004                   2003
                                                                ---------------------------------------------
Revenues                                                                   $ 88,818                $ 63,295
Cost of sales                                                                13,833                  10,181
                                                                           --------                --------
    Gross profit                                                             74,985                  53,114
Operating expenses:
    Selling, general and administrative                                      32,176                  30,012
    Research and development                                                 36,513(a)                3,539
    Depreciation and amortization                                             5,032                   3,425
                                                                           --------                --------
           Total operating expenses                                          73,721                  36,976
Operating income                                                              1,264                  16,138
Interest expense, net                                                          (146)                   (278)
Loss on early extinguishment of debt                                             --                 (58,660)
Income tax (expense) benefit                                                    (95)                 15,636
                                                                           --------                --------
    Net income (loss)                                                       $ 1,023                $(27,164)
                                                                            =======                ========
Basic net income (loss) per common share                                      $0.02                  $(0.50)
                                                                              =====                  ======
Diluted net income (loss) per common share                                    $0.02                  $(0.50)
                                                                              =====                  ======
Shares used in basic net income (loss) per common share                      57,228                  54,595
Shares used in diluted net income (loss) per common share                    60,268                  54,595

Cash flow from operations                                                   $13,906                 $33,751

-------------------------------------------------------------------------------------------------------------
GAAP Net income (loss)                                                       $1,023                $(27,164)
   Interest expense and associated bond offering costs
   (tax-effected)                                                               839(b)                   --
   Special charge for R&D (tax-effected)                                     19,372(a)                   --
   Loss on early extinguishment of debt (tax-effected)                           --                  37,474
                                                                           --------                --------
"If-converted" net income prior to special charge and
  loss on early extinguishment of debt                                     $ 21,234                $ 10,310
                                                                           ========                ========
         Shares used in diluted net income per common share                  66,091                  57,299
         Diluted net income per common share                                  $0.32                   $0.18
                                                                              =====                   =====
-------------------------------------------------------------------------------------------------------------

(a) Reported R&D expenses include a special charge of $30.7 million ($19.4 million tax-effected) relating to a research & development collaboration.

(b) To calculate diluted earnings per share, tax-effected net interest on the 2.5% contingent convertible notes and associated bond offering costs of $839,000 is added back to GAAP net income for the three months ended September 30, 2004, and divided by shares used in diluted net income per common share. For GAAP diluted net income per common share for the three months ended September 30, 2004, the dilutive shares relative to the convertible notes are not included as they are anti-dilutive.

                                 BALANCE SHEETS

                                                                At September 30, 2004    At June 30, 2004
                                                                ---------------------    ----------------
                                                                     (unaudited)
Assets
  Cash, cash equivalents & short-term investments                         $587,099             $634,040
  Accounts receivable, net                                                  45,782               47,858
  Inventory, net                                                            19,622               19,540
  Other current assets                                                      30,688               32,425
                                                                        ----------           ----------
     Total current assets                                                  683,191              733,863
  Property and equipment, net                                                6,248                5,842
  Intangible assets, net                                                   327,247              331,144
  Deferred tax assets, net                                                   1,913                   --
  Other assets                                                               6,999                7,535
                                                                        ----------           ----------
     Total assets                                                       $1,025,598           $1,078,384
                                                                        ==========           ==========

Liabilities and stockholders' equity
  Current liabilities                                                      $71,617              $67,120
  Contingent convertible senior notes 2.5% due 2032                        169,155              169,157
  Contingent convertible senior notes 1.5% due 2033                        283,910              283,910
  Deferred tax liabilities                                                      --                2,894
  Stockholders' equity                                                     500,916              555,303
                                                                        ----------           ----------
     Total liabilities and stockholders' equity                         $1,025,598           $1,078,384
                                                                        ==========           ==========

Working capital                                                           $611,574             $666,743
                                                                          ========             ========

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